CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 333-25995 and 333-25997) and on Form S-4 (No. 333-46709) of Kinder Morgan Energy Partners, L.P. of our report dated March 6, 1998 relating to the consolidated financial statements of Kinder Morgan Energy Partners, L.P. appearing on page F-2 and of our report dated March 6, 1998 relating to the financial statements of Mont Belvieu Associates appearing on page F-20 of this Form 10-K.



PRICE WATERHOUSE LLP

/s/ Price Waterhouse LLP
Houston, Texas
March 30, 1998